ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Variable Series Trust II

Variable Portfolio – T. Rowe Price Large Cap Value Fund

(formerly known as Variable Portfolio – NFJ Dividend Value Fund)

Effective November 14, 2016 and November 18, 2016, the Fund made certain changes to its principal investment strategies in connection with the change to the subadviser to the Fund. These changes included, among other things, allowing the Fund to invest at least 80% of its net assets in equity securities of large-capitalization companies. The Fund may from time to time emphasize one or more economic sectors in selecting its investments, including the financial services sector. Such revised policies are described in a supplement, dated September 19, 2016, to the Fund’s prospectus filed with the Securities and Exchange Commission on September 19, 2016 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-16-713421), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.